Exhibit 3.17

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:00 PM 02/29/2000 001102676 - 0800568

CERTIFICATE OF MERGER

OF

DETECTIVE MERGER-SUB, INC.

(a Delaware corporation)

INTO

INTERACTIVE DATA CORPORATION

(a Delaware corporation)

Pursuant to Sections 103 and 251 of the General

Corporation Law of the State of Delaware

Interactive Data Corporation, a Delaware corporation (“Interactive”), which desires to merge with Detective Merger-Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware (the “Merger”), hereby certifies as follows:

FIRST: The names and states of incorporation of the constituent corporations which plan to merge hereby (the “Constituent Corporations”) are as follows:

Name	State of Incorporation

Interactive Data Corporation	Delaware
Detective Merger-Sub, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of November 14, 1999, by and between Interactive, Pearson Longman, Inc, a Delaware corporation, Data

Broadcasting Corporation, a Delaware corporation and Merger-Sub, as amended by Amendment No.l to the Agreement and Plan of Merger among Interactive, Pearson Longman, Inc., Data Broadcasting Corporation and Merger-Sub, dated as of January 10, 2000 (as so amended, the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The surviving corporation shall be Interactive Data Corporation (the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of Interactive shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is 22 Crosby Drive, Bedford, Massachusetts 01730.

SIXTH: A copy of the executed Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

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IN WITNESS WHEREOF, Interactive Data Corporation has caused this Certificate of Merger to be signed by a duly authorized officer, as of this 29th day of February 2000.

INTERACTIVE DATA CORPORATION

By:
Name: Stuart Clark
Title: President